Exhibit 10.4

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

September 28, 2006

Via Facsimile

Robert Shakotko

Managing Director

Standard & Poor’s Index Services

55 Water Street, 42nd Floor

New York, New York 10041

Re:	Third Amendment to the S&P-CME 2005 License Agreement

Dear Mr. Shakotko:

S&P and CME have agreed to amend our License Agreement to (i) allow S&P to grant licenses to Merrill Lynch to create Composite TRAKRs for trading at CME and (ii) facilitate the drafting of future amendments in respect of TRAKRS Contracts and Composite TRAKRS Contracts for trading at CME. This Letter Amendment embodies our agreement.

Pursuant to Section 2(e) of the License Agreement (“Agreement”) between the Chicago Mercantile Exchange (“CME”) and Standard & Poor’s (“S&P”), dated September 20, 2005, as amended, CME requests that the Agreement be updated as specified below.

Unless otherwise specifically provided in the Agreement, references in the Agreement to “TRAKRS Contracts” shall be deemed to include both “TRAKRS Contracts” and “Composite TRAKRs Contracts.”

Section 1 of the Agreement shall be amended by adding Section 1 (dd) at the end of the section, which shall read as follows:

(dd) “Composite TRAKRs Contracts” means a TRAKRs Contract that meets all of the conditions set out in paragraph 1(bb), but the final settlement price of which is calculated using (a) the level of an S&P Stock Index and (b) the returns of an actively managed portfolio.

Section 3(d) shall be deleted and replaced with the following:

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

Amendment 3 - TRAKRS

(d) TRAKRS Contracts. The term of TRAKRs Contracts shall be five (5) years from the date such contract is listed. There shall be no ADV requirement for a TRAKRS Contract. Further, the TRAKRS Contract volume shall not be included in the ADV calculations described elsewhere in this Section 3.

Section 3 shall be further amended by adding Section 3(e) as follows:

(e) Notwithstanding the exclusivity provisions of this Section 3, S&P shall have the right to license Merrill Lynch to create Composite TRAKRs based on S&P Stock Indices for trading at CME.

Section 5(f) of the Agreement shall be deleted and replaced with the following:

(f) Mini Contracts. For each Indexed Contract (excluding S&P ETF Contracts and TRAKRS Contracts), regardless of the date when it was first listed, and with an initial Notional Value of less than or equal to $100,000, CME shall pay S&P a per-Contract license fee equal to $*****. CME shall pay S&P $***** for each TRAKRS Contract traded, where such TRAKRS Contract has an initial Notional Value of less than $50 when first listed.

Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

Please acknowledge your receipt and acceptance of this amendment by signing below and returning this letter to us at your earliest convenience. If you have any questions or comments, please do not hesitate to call me.

Sincerely,
/s/ Matthew J. Kelly
Matthew J. Kelly

Agreed and Accepted:

By:	/s/ Robert Shakotko
Robert Shakotko
Managing Director
Standard & Poor’s

cc:	Steve Rive
Robert Benjamin